ARTICLES OF INCORPORATION OF SUBSIDIARY

                         ARTICLES OF INCORPORATION
                                    OF
                           ISURRENDER.COM, INC.

                                      I

     The name of this corporation is:    iSurrender.com, Inc.

                                     II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                    III

     The name and address in the State of California of this corporation's initial agent for service of process is:

Michael Wolf, Esq.
11400 West Olympic Boulevard, Ninth Floor
Los Angeles, California  90064

                                    IV

     This corporation is authorized to issue only one class of shares of stock, and the total number of shares which this corporation is authorized to issue is one million (1,000,000) shares.

                                    V

     The liability of the directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                   VI

     This corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) for breach of duty to this corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the California Corporations Code.

     IN WITNESS WHEREOF, the undersigned incorporator has executed the foregoing Articles of Incorporation.

Michael Wolf, Incorporator